UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR

SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	000-33223

GATEWAY FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

1580 Laskin Road Virginia Beach, VA, 23451 (757) 422-4055

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

COMMON STOCK, NO PAR VALUE

(Title of each class of securities covered by this Form)

NONE

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	[ X ]
Rule 12g-4(a)(2)	[ ]
Rule 12h-3(b)(1)(i)	[ X ]
Rule 12h-3(b)(1)(ii)	[ ]
Rule 15d-6	[ ]

Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934, Gateway Financial Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

GATEWAY FINANCIAL HOLDINGS, INC.

Date: January 2, 2008	By:/s/ D. Ben Berry

D. Ben Berry

President and Chief Executive Officer